Exhibit 10.5

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

Riversedge North

2529 Virginia Beach Boulevard

Virginia Beach, VA 23452

March 19, 2015

MFP Partners, L.P.

667 Madison Avenue

25th Floor

New York, New York 10065

Re:	Board Observer Rights

Dear Sirs:

This letter is to confirm that, so long as MFP Partners, L.P. or any of its affiliates (collectively, the “Investor”) holds in the aggregate no less than 50% of the number of shares of the Series C Mandatorily Convertible Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock”) (or shares of common stock, par value $0.01 per share (the “Common Stock”), issued upon conversion of shares of Series C Preferred Stock) (in each case as such number of shares may be adjusted for subsequent stock dividends, combinations, stock splits, recapitalizations and the like) of Wheeler Real Estate Investment Trust, Inc. (the “Company”) purchased by Investor pursuant to the Securities Purchase Agreement dated the date hereof (collectively referred to as the “Shares”), the Company hereby grants Investor the right to designate one (1) individual (the “Observer”) who shall be a representative of Investor, to attend all meetings (whether in person, telephonic or otherwise) of the Company’s Board of Directors (the “Board”) and committees of the Board in a non-voting, observer capacity, and, in this respect, shall provide to the Observer copies of all notes, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors with respect to such Board and committee meetings; provided, however, the Board (or the committee, as applicable) can exclude the observers from the proceedings at the good faith discretion of the Board (or the committee, as applicable) to the extent it deems necessary in satisfaction of its fiduciary duties to the Company’s stockholders. If the Board (or committee, as applicable) determines that any information access restriction applies to the Observer, the Board shall so inform the Observer in advance of the meeting to which such restricted information relates and, to the extent possible under such restriction, shall indicate the reason for not providing the Observer with access to such information.

Confidential Information. Investor acknowledges that if it elects to exercise its right to designate an Observer, it and the Observer may receive or otherwise become privy to Confidential Information (as defined below) in connection with the observation rights provided for pursuant to this letter. Investor and the Observer will keep confidential and will not disclose or divulge to any third party any Confidential Information obtained from the Company pursuant to the terms of this Agreement (a) other than to any of Investor’s or the Observer’s attorneys, accountants, consultants, and other professionals, in connection with their provision of services to Investor or the Observer; or (b) except to the extent required by law, rule, regulation or legal process or requested by any governmental, regulatory or self-regulatory authority. In addition, Investor acknowledges that while in possession of Confidential Information, it will comply with United States securities laws with respect to trading in Company securities to the extent the Investor is in possession of material nonpublic information of the Company, as that term is used in Regulation FD.

As used in this letter, “Confidential Information” means all confidential information and materials that Investor and the Observer receive, or are given access to, in connection with meetings of the Board pursuant to this letter. However, Confidential Information will not include any information that: (i) was or becomes legally in the possession of Investor or the Observer or publicly available without any violation of this Agreement by Investor or the Observer (including, without limitation, information that becomes available to Investor without reliance on information, knowledge or data provided by the Company that has not become publicly known or been made available in the public domain); (ii) has been acquired by Investor or the Observer without any obligation of confidentiality before receipt of such information from the Company; (iii) has been furnished to Investor or the Observer by a third party without any obligation of confidentiality; (iv) information that is independently acquired or developed by Investor or the Observer; or (v) information that is explicitly approved in writing for release by the Company prior to any disclosure or use by Investor or the Observer.

The rights of Investor described in this letter will terminate when the Investor no longer holds at least 50% of the Shares.

Very truly yours,

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Jon S. Wheeler
Jon Wheeler, Chief Executive Officer

[Acceptance page follows]

Acceptance

We hereby accept the rights and obligations set forth in the Board Observer Rights letter to which this Acceptance is attached, and we agree to the terms set forth therein as of March 19, 2015.

MFP PARTNERS, L.P.

By:	/s/ Timothy E. Ladin
Name:	Timothy E. Ladin
Title:	General Counsel, Vice President